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                                PROMISSORY NOTE
                                                                    EXHIBIT 10.6

$2,183,169                                                    September 19, 1997
                                                             Englewood, Colorado

     FOR VALUE RECEIVED, TCI Music, Inc., a Delaware corporation (the "Borrower"), unconditionally promises to pay to the order of Liberty Media Corporation, a Delaware corporation (the "Lender"), the principal amount of $2,183,169 Dollars, with simple interest accruing on the outstanding principal balance from the date of this Note at the rate of 10% per annum. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 (or 366, if applicable) days.

     Accrued interest on this Note shall be due and payable on December 31, 1997 and on the last day of each March, June, September and December thereafter until all principal and interest is paid in full. The entire principal amount of this Note shall be due and payable in full on December 31, 1998. All payments of principal and interest shall be paid in lawful money of the United States in immediately available funds at 8101 E. Prentice Ave., Suite 500, Englewood, Colorado 80111 or such place as may hereafter be designated by written notice from the Lender to the Borrower. All payments made on this Note shall be credited first to interest due on the outstanding principal balance of this Note and, second, to reduce the principal balance of this Note.

     The Borrower may prepay amounts owed under this Note, in whole or in part, at any time without premium or penalty. Any partial prepayment shall first be applied to any unpaid interest accrued at the time of prepayment on the outstanding principal and then to principal.

     The Borrower waives presentment, demand, protest and notice of any kind.

     Upon any failure by the Borrower to pay any amount due under this Note within three days after notice from the Lender of such failure, the Lender may at its option declare all principal and accrued interest hereon immediately due and payable and the principal balance shall from the date of such declaration bear simple interest at the rate of 11% per annum until this Note is paid in full.

     In the event of any action at law or suit in equity with respect to this Note, the Borrower, in addition to all other sums which it may be required to pay hereunder, will pay a reasonable sum for attorneys' fees and expenses incurred by the Lender in connection with such action or suit and all other costs and expenses of collection.

     In the absence of manifest error, the unpaid principal balance and unpaid accrued interest from time to time applicable to such balance shall be determined from the records of the Lender or the holder of this Note.
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     This Note is executed and delivered in, and shall in all respects be governed by and construed in accordance with, the laws of the State of Colorado, including all matters of construction, validity and performance, shall bind the Borrower, its successors and assigns, and shall inure to the benefit of any holder hereof, its successors and assigns.


                                        TCI MUSIC, INC.

                                        By:  /s/ DAVID B. KOFF
                                             ---------------------------
                                        Name: David B. Koff
                                        Title: President







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